EXHIBIT 10.30
PAYCHEX, INC.
EMPLOYEE DEFERRED COMPENSATION PLAN
As Amended and Restated Effective July 8, 2009
Article 1
Purpose & Effective Date
     1.01 Purpose. The purpose of the Plan is to provide certain members of management and highly compensated employees of the Company with an opportunity to elect to defer the receipt of a portion of their Eligible Compensation.
     1.02 Effective Date. The Plan was adopted by the Board effective as of January 1, 2005 (the “Effective Date”), and was amended and restated by the Board effective as of July 8, 2009.
Article 2
Definitions
     For purposes of the Plan, unless otherwise clearly apparent from the context, the following terms shall have the meanings indicated in this Article 2:
     2.01 “Account Balance” means, with respect to the Account of a Participant as of a given date, the balance of the Participant’s Account as of such date, as adjusted through the most recent valuation date practicable before such given date to reflect all applicable Investment Adjustments and all prior withdrawals and distributions from such Account, in accordance with Article 5 and the Plan.
     2.02 “Affiliate” means any person other than Paychex with whom Paychex would be considered a single employer under Section 414(b) or 414(c) of the Code; provided, however, that for determining whether a Separation from Service has occurred, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such Code Sections.
     2.03 “Amended Distribution Election Form” means the written form required by the Committee to be submitted by a Participant to effect a permitted change in the Distribution Election previously made by the Participant with respect to his or her Account.
     2.04 “Annual Deferral Account” means a notional, bookkeeping account established under the Plan to reflect the Participant’s Annual Participant Deferral for a Plan Year, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions from such account, in accordance with Article 5, the provisions of the applicable Annual Enrollment Materials and the Plan.
     2.05 “Annual Election Form” means the written form required by the Committee to be submitted by a Participant in connection with the Participant’s Deferral Election and Distribution Election with respect to a given Plan Year.

     2.06 “Annual Enrollment Materials” means, for a given Plan Year, the Annual Election Form and any other written forms, documents or materials concerning the terms of Participant Deferral Elections for such Plan Year.
     2.07 “Annual Participant Deferral” means the aggregate amount of Eligible Compensation deferred by a Participant with respect to a particular Plan Year under Section 4.01.
     2.08 “Base Pay” means taxable wages relating to services performed by a Participant during any Plan Year, including amounts contributed by the Participant to the Paychex, Inc. 401(k) Incentive Retirement Plan, but excluding Fiscal-Quarter Bonus Pay, Performance-Based Bonus Pay, other bonuses, the value of any non-cash awards (including related taxes), income from equity compensation, the imputed value of group-term life insurance and any reimbursements of moving expenses.
     2.09 “Beneficiary” means, with respect to a Participant, the person or persons designated in accordance with the provisions of Article 7 as a beneficiary of such Participant hereunder.
     2.10 “Board” means the board of directors of Paychex.
     2.11 “Change in Control” means: (a) one or more changes in the ownership of stock of Paychex if after the change or changes, at least 50 percent of the total combined voting power of all classes of stock of Paychex is actually or constructively owned by one person, corporate or otherwise; or (b) the transfer by Paychex, in one or more transactions, of all or substantially all of its assets to another person, corporate or otherwise, or group of related persons, whether by sale, merger, consolidation, or other arrangement. The Board shall make the final determination of whether a Change in Control has occurred.
     2.12 “Claimant” has the meaning set forth in Section 10.01.
     2.13 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
     2.14 “Committee” means the Deferred Compensation Plan Committee of Paychex or such other committee designated by the Board to administer the Plan. Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Section 9.02.
     2.15 “Company” means Paychex and its Affiliates, collectively.
     2.16 “Deferral Election” means a deferral election made in accordance with Section 4.01.
     2.17 “Deferred Compensation Account” or “Account” means, with respect to a Participant, the Annual Deferral Accounts and the Pre-2010 Deferral Account established for such Participant pursuant to Section 4.01(a).

     2.18 “Designated Fund” means a hypothetical investment made available under the Plan from time to time by the Committee for purposes of valuing Accounts. In the event that a Designated Fund ceases to exist or is no longer to be a Designated Fund, the Committee may designate a substitute Designated Fund for the discontinued hypothetical investment.
     2.19 “Designation Date” means the date or dates as of which a designation of investment directions by a Participant pursuant to Article 5, or any change in a prior designation of investment directions by a Participant pursuant to Article 5, shall become effective. The Designation Date in any Plan Year shall be determined by the Committee; provided, however, that each trading day of the New York Stock Exchange shall be available as a Designation Date unless the Committee selects different Designation Dates.
     2.20 “Disability” means any medically determinable physical or mental impairment, certified by a physician selected by or satisfactory to the Employer, resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     2.21 “Distribution Election” means an election made in accordance with Section 6.01.
     2.22 “Effective Date” has the meaning set forth in Section 1.02.
     2.23 “Eligible Compensation” means, for any Plan Year, (a) the Base Pay for such Plan Year, (b) the Fiscal-Quarter Bonus Pay for such Plan Year, (c) any Performance-Based Bonus Pay the performance period for which ends during such Plan Year and after the six-month anniversary of the deadline for submitting an Annual Election Form for such Plan Year, and which the Committee allows to be deferred pursuant to the Annual Enrollment Materials for such Plan Year, and (d) any other items of compensation designated by the Committee in the Annual Enrollment Materials for such Plan Year as eligible for deferral under the Plan for that Plan Year, subject to any maximum or minimum deferral amounts or percentages imposed by the Committee for that Plan Year pursuant to Section 4.01(b).
     2.24 “Employee” means a person who is a member of a select group of management or a highly compensated employee of the Company, as determined by the Committee in its sole discretion and to the extent permissible under ERISA.
     2.25 “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
     2.26 “Fiscal-Quarter Bonus Pay” means the cash compensation under any bonus plan or arrangement of the Company related to services performed by a Participant during a specified fiscal quarter of the Company. The “Fiscal-Quarter Bonus Pay” for a given Plan Year means the Fiscal-Quarter Bonus Pay for each fiscal quarter that begins during such Plan Year.
     2.27 “Investment Adjustment” means an adjustment made to the balance of any Account in accordance with Section 5.03 to reflect the performance of a Designated Fund pursuant to which the value of the Account or portion thereof is measured.

     2.28 “Investment Agent” means the person appointed by the Committee to invest the Accounts of Participants, or if no person is so designated, the Committee.
     2.29 “Newly Eligible Employee” means an Employee who becomes eligible to participate in the Plan during a Plan Year and who has not previously participated in the Plan or an elective account-balance deferred compensation arrangement (as defined for purposes of Section 409A) of the Company, as determined by the Committee and to the extent permissible under Section 409A.
     2.30 “Participant” means any Employee (a) who is in a classification of employees designated by the Committee as eligible to participate in the Plan or who is otherwise selected by the Committee to participate in the Plan, (b) who elects to participate in the Plan, and (c) who commences participation in the Plan. Once a person is a Participant in the Plan, he or she shall remain a Participant for Plan purposes until his or her entire Account Balance has been paid.
     2.31 “Paychex” means Paychex, Inc., a Delaware corporation.
     2.32 “Performance-Based Bonus Pay” means any cash compensation, other than Base Pay or Fiscal-Quarter Bonus Pay, under any bonus plan or arrangement of the Company, the amount of which or entitlement to is based on services to be performed by a Participant over a period of at least 12 consecutive months, which is contingent on the satisfaction or pre-established organizational or individual performance criteria, and which qualifies as “performance-based compensation” under Section 409A.
     2.33 “Plan” means the Paychex, Inc. Employee Deferred Compensation Plan, which shall be evidenced by this document and by the applicable Annual Enrollment Materials, as they may be amended from time to time.
     2.34 “Plan Year” means the 12-month period beginning on January 1 of each calendar year and ending on December 31 of such calendar year. The first Plan Year shall be the 2005 calendar year.
     2.35 “Pre-2010 Deferral Account” means a notional, bookkeeping account established under the Plan to reflect the Participant’s Annual Participant Deferral for all Plan Years prior to the 2010 Plan Year, as adjusted to reflect all applicable Investment Adjustments and all prior withdrawals and distributions from such account, in accordance with Article 5 and the provisions of the Plan.
     2.36 “Section 409A” means Section 409A of the Code, the treasury regulations promulgated thereunder and other applicable guidance issued by the Treasury Department or the Internal Revenue Service with respect thereto.
     2.37 “Separation from Service” means a Participant’s termination of employment with the Company, whether voluntary or involuntary, within the meaning of Section 409A.
     2.38 “Specified Employee” as of a given date means a “specified employee” as of such date for purposes of Section 409A.

     2.39 “Unforeseeable Emergency” means, with respect to a Participant, a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
Article 3
Eligibility, Selection and Enrollment
     3.01 Selection by Committee. For each Plan Year, the Committee may select, in its sole discretion, the Employees who shall be eligible to make a Deferral Election with respect to that Plan Year. The Committee’s selection of an Employee to make a Deferral Election with respect to a particular Plan Year will not entitle that Employee to make a Deferral Election with respect to any subsequent Plan Year, unless the Employee is again selected by the Committee to make a Deferral Election with respect to such subsequent Plan Year.
     3.02 Enrollment Requirements. As a condition to being eligible to make a Deferral Election with respect to a Plan Year, each selected Employee shall complete and return to the Committee an Annual Election Form at the time, and in accordance with the terms and conditions, that the Committee may establish from time to time, and in accordance with the requirements of Section 409A. The Committee may in its discretion permit a Newly Eligible Employee to complete and return to the Committee an Annual Election Form no later than 30 days following the date on which such Employee first becomes eligible to participate in the Plan, or such earlier date as the Committee may establish from time to time.
     3.03 Commencement of Participation. Provided an Employee selected to make a Deferral Election with respect to a particular Plan Year has met all enrollment requirements set forth in the Plan and any other requirements imposed by the Committee, including submitting an Annual Election Form within the specified time period, the Employee’s designated deferrals shall commence as of the first day of the particular Plan Year. In the case of a Newly Eligible Employee, the Newly Eligible Employee’s designated deferrals shall commence as of the date such Newly Eligible Employee’s Annual Election Form is received by the Committee, but no later than 30 days following the date on which such Employee first became eligible to participate in the Plan, and such Deferral Election shall apply only with respect to the Eligible Compensation earned for services performed subsequent to the time such Annual Election Form is received by the Committee. If an Employee fails to meet all such requirements within the specified time period with respect to any Plan Year, the Employee shall not be eligible to make a Deferral Election for that Plan Year.
     3.04 Subsequent Plan Year Elections. The Annual Election Form submitted by a Participant in respect of a particular Plan Year will remain effective with respect to and apply to each subsequent Plan Year unless: (a) the Participant is not an Employee selected to participate in the Plan for such subsequent Plan Year; (b) the Participant files a new Annual Election Form for such subsequent Plan Year; (c) the Participant revokes his or her prior Annual Election Form in accordance with the procedures established by the Committee for such action; or (d) the Employee’s Deferral Election is suspended pursuant to Section 4.01(e) in the immediately preceding Plan Year.

Article 4
Participant Deferrals, Taxes and Vesting
     4.01 Participant Deferrals.
          (a) Deferral Election. The Committee shall have sole discretion to determine in respect of each Plan Year: (i) whether an Employee shall be allowed to participate in the Plan with respect to such Plan Year; (ii) the items of Eligible Compensation which may be deferred with respect to that Plan Year; and (iii) any other terms and conditions applicable to the Deferral Elections for that Plan Year. A Participant’s Deferral Election shall be evidenced by an Annual Election Form completed and submitted to the Committee in accordance with the procedures and time frames as may be established by the Committee in its sole discretion. The amounts deferred by a Participant in respect of services rendered during a Plan Year shall be referred to collectively as an Annual Participant Deferral and shall be credited to an Annual Deferral Account established in the name of the Participant for such Plan Year. A separate Annual Deferral Account shall be established and maintained for each Annual Participant Deferral for the 2010 Plan Year and each Plan Year thereafter. A Pre-2010 Deferral Account shall be established and maintained for the Annual Participant Deferrals for Plan Years prior to the 2010 Plan Year.
          (b) Minimum and Maximum Deferrals. The Committee may from time to time designate in the Annual Enrollment Materials for a given Plan Year a minimum or maximum deferral amount or percentage, either in the aggregate or per item of Eligible Compensation, applicable with respect to that Plan Year.
          (c) Deferral Designations. A Participant may designate the amount of the Annual Participant Deferral to be deducted from his or her Eligible Compensation as specified in the applicable Annual Enrollment Materials for a given Plan Year, which may provide for deferrals to be expressed as either a percentage or a fixed dollar amount of a specified item of Eligible Compensation expected by the Participant, as determined by the Committee. If a Participant designates the Annual Participant Deferral to be deducted from any item of Eligible Compensation as a fixed dollar amount and such fixed dollar amount exceeds the amount of such item of Eligible Compensation actually payable to the Participant, the entire amount of such item of Eligible Compensation shall be withheld.
          (d) Deferral Deductions. Unless the Annual Enrollment Materials provide otherwise, Annual Participant Deferral shall be deducted from the items of Eligible Compensation as follows: (i) for Annual Participant Deferral designated as a percentage of any type of Eligible Compensation (e.g., salary and bonuses), in the specified percentage at the time the Eligible Compensation would otherwise have been paid to the Participant; (ii) for substantially equivalent periodic payments (e.g., salary) designated as a fixed dollar amount, in substantially equivalent amounts from each periodic payment during the Plan Year; and (iii) for one-time payments (e.g., bonuses) designated as a fixed dollar amount, 100 percent of the Eligible Compensation shall be deducted from each payment until the fixed dollar amount of Annual Participant Deferral has been deferred.

          (e) Suspension of Deferral Elections. Except as otherwise provided by Section 3.04, this Section 4.01(e) or elsewhere in the Plan, once made, a Deferral Election with respect to a particular Plan Year shall become irrevocable with respect to that Plan Year as of the deadline for Deferral Elections for that Plan Year, as set forth in the applicable Annual Enrollment Materials.
               (i) From and after the date that a Participant is deemed to have suffered a Disability, any standing Deferral Election of the Participant shall automatically be cancelled and no further deferrals shall be made with respect to the Participant.
               (ii) If a Participant experiences an Unforeseeable Emergency or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the treasury regulations (or any successor thereto), the Participant may petition the Committee to cancel his or her Deferral Election. A petition shall be made on the written form required by the Committee to be used for such request and shall include all information requested by the Committee in order to make a determination on such petition, as determined by the Committee in its sole discretion. The Committee shall determine, in its sole discretion, whether to approve the Participant’s petition. If the petition for a cancellation is approved, cancellation shall take effect upon the date of approval, and such Deferral Election must be cancelled and not merely postponed or delayed. Notwithstanding the foregoing, the Committee shall not have any right to approve a request for cancellation of a Deferral Election if such approval (or right to approve) would cause the Plan to fail to comply with, or cause a Participant to be subject to a tax under, Section 409A.
               (iii) If a Participant’s Deferral Election has been cancelled during a Plan Year pursuant to this Section 4.01(e), the Participant will not be eligible to make any further deferrals in respect of that Plan Year. The Participant may be eligible to make deferrals for a subsequent Plan Year provided the Participant is an Employee selected to make deferrals for such subsequent Plan Year and the Participant complies with the election requirements under the Plan for such subsequent Plan Year.
          (f) Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence, so long as the Participant has not had a Separation from Service, the Participant shall continue to be considered employed by the Company and the appropriate amounts shall continue to be withheld from the Participant’s compensation pursuant to the Participant’s then current Deferral Election.
          (g) Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence, so long as the Participant has not had a Separation from Service, the Participant shall continue to be considered employed by the Company and, to the extent permitted by Section 409A, the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Deferral Election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

     4.02 Vesting. A Participant shall be vested in all amounts credited to his or her Account as of the date such amounts are credited to such Participant’s Account.
     4.03 FICA and Other Taxes.
          (a) Annual Deferral Amounts. For each Plan Year in which an Annual Participant Deferral is being withheld from a Participant, the Company shall withhold from the other compensation payable by the Company to the Participant, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such amounts. If the Committee determines that such portion may not be sufficient to cover the amount of the applicable withholding, then the Committee may reduce the Annual Participant Deferral to the extent necessary, as determined by the Committee in its sole discretion, for the Company to comply with applicable withholding requirements.
          (b) Distributions. The Company shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Company, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company.
Article 5
Designated Funds and Investment Adjustments
     5.01 Designated Funds. The Committee shall establish from time to time the Designated Funds that will be available under the Plan. At any time, the Committee may, in its discretion, add one or more additional Designated Funds under the Plan, and in connection with any such addition, may permit Participants to select from among the then-available Designated Funds under the Plan to measure the value of such Participants’ Accounts. In addition, the Committee, in its sole discretion, may discontinue any Designated Fund at any time, and provide for the portions of Participants’ Accounts and future deferrals designated to the discontinued Designated Fund to be reallocated to another Designated Fund.
     5.02 Investment Directions.
          (a) Subject to such limitations, operating rules and procedures as may from time to time be required by law, imposed by the Committee, contained elsewhere in the Plan or set forth in any Annual Enrollment Materials, each Participant may communicate to the Investment Agent a direction (in accordance with this Article 5) as to how his or her Account should be deemed to be invested among the Designated Funds made available by the Committee. The Participant’s investment directions shall designate the percentage (in any whole percent multiples, which must total 100%) of the portion of the subsequent contributions to the Participant’s Account which is requested to be deemed to be invested in such Designated Funds, and shall be subject to the rules set forth below. The Investment Agent shall invest the assets of the Participant’s Account in accordance with the directions of the Participant except to the extent that the Committee directs it to the contrary. The Committee has the authority, but not the requirement, in its sole and absolute discretion, to direct that a Participant’s Account be invested among such investments as it deems appropriate and advisable, which investments need not be the same for each Participant.

          (b) Any initial or subsequent investment direction shall be in writing to the Investment Agent on a form supplied by the Investment Agent, or, as permitted by the Investment Agent, may be by oral designation or electronic transmission designation to the Investment Agent. A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Investment Agent, or as soon thereafter as administratively practicable, subject to the Committee’s right to override such direction. The Participant may, if permitted by the Committee, make an investment direction to the Investment Agent for his or her existing Account Balance as of a Designation Date and a separate investment direction to the Investment Agent for contribution credits to his or her Account occurring after the Designation Date.
          (c) All amounts credited to a Participant’s Account shall be deemed invested in accordance with the then effective investment direction, unless the Committee directs otherwise. Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Account is distributed or until a subsequent investment direction is received and accepted by the Investment Agent.
          (d) If a Participant files an investment direction with the Investment Agent for his or her existing Account as of a Designation Date which is received and accepted by the Investment Agent and not overridden by the Committee, then the Participant’s existing Account shall be deemed to be reallocated as of the next Designation Date (or as soon thereafter as administratively practicable) among the designated investment funds according to the percentages specified in such investment direction. Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Account is distributed or until a subsequent investment direction is received and accepted by the Investment Agent.
          (e) The Committee, in its sole discretion, may place limits on a Participant’s ability to make changes with respect to any Designated Funds.
          (f) If the Investment Agent receives an initial or subsequent investment direction with respect to an Account which it deems to be incomplete, unclear or improper, or which is unacceptable for some other reason (determined in the sole and absolute discretion of the Investment Agent), the Participant’s investment direction for such Account then in effect shall remain in effect (or, in the case of a deficiency in an initial investment direction, the Participant shall be deemed to have filed no investment direction) until the Participant files an investment direction for such Account acceptable to the Investment Agent.
          (g) If the Investment Agent does not possess valid investment directions covering the full balance of a Participant’s Account or subsequent contributions thereto (including, without limitation, situations in which no investment direction has been filed, situations in which the investment direction is not acceptable to the Investment Agent under Section 5.02(f), or situations in which some or all of the Participant’s designated investments are no longer permissible Designated Funds), the Participant shall be deemed to have directed that the undesignated portion of the Account be invested in a money-market fund or similar short-term investment fund; provided, however, the Committee may provide for the undesignated portion to be allocated to or among the Designated Fund(s) that the Participant did designate in the same proportion as the designated portion, or may provide for any other allocation method it deems appropriate, in its discretion.
     5.03 Adjustment of Accounts. While a Participant’s Account does not represent the Participant’s ownership of, or any ownership interest in, any particular assets, the Participant’s Account shall be adjusted in accordance with the Designated Fund(s), subject to the conditions and procedures set forth herein or established by the Committee from time to time. Any notional cash earnings generated under a Designated Fund (such as interest and cash dividends and distributions) shall, at the Committee’s sole discretion, either be deemed to be reinvested in that Designated Fund or reinvested in one or more other Designated Fund(s) designated by the Committee. All notional acquisitions and dispositions of Designated Funds under a Participant’s Account shall be deemed to occur at such times as the Committee shall determine to be administratively feasible in its sole discretion and the Participant’s Account shall be adjusted accordingly. In addition, a Participant’s Account may be adjusted from time to time, in accordance with procedures and practices established by the Committee, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Designated Fund for the Participant’s Account. Adjustments made in accordance herewith shall be referred to as Investment Adjustments.
     5.04 No Investment Liability; Indemnification. None of the Company, its directors and employees (including, without limitation, each member of the Committee), and their designated agents and representatives, shall have any liability whatsoever for the investment of a Participant’s Account, or for the investment performance of a Participant’s Account. Each Participant hereunder, as a condition to his or her participation in the Plan, agrees to indemnify and hold harmless the Company, its directors and employees (including, without limitation, each member of the Committee), and their designated agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Account. The Investment Agent shall have no liability whatsoever for the investment of a Participant’s Account, or for the investment performance of a Participant’s Account, other than as a result of the failure to follow a valid and effective investment direction. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Investment Agent, and its agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Account, other than as a result of the failure to follow a valid and effective investment direction.
Article 6
Distribution of Accounts
     6.01 Distribution Elections.
          (a) Initial Election. With respect to the 2005 through 2009 Plan Years, a Participant’s Distribution Election at the time he or she first made a Deferral Election under the Plan shall apply to the Participant’s Pre-2010 Deferral Account, which shall be distributed in either a lump sum, or two to ten substantially equivalent annual installments, in each case commencing, in accordance with administrative guidelines determined by the Committee, (i) on a specified date; or (ii) upon the Participant’s Separation from Service. With respect to the

Annual Deferral Accounts, a Participant shall make a Distribution Election at the time he or she completes his or her Deferral Election with respect to a given Plan Year to have the Participant’s Annual Deferral Account for that Plan Year distributed in either a lump sum, or two to ten substantially equivalent annual installments, in each case commencing, in accordance with administrative guidelines determined by the Committee, (i) on a specified date; or (ii) upon the Participant’s Separation from Service. If a Participant elects to be paid in installments, then the amount of each installment payment shall be equal to the value of the Participant’s Pre-2010 Deferral Account or the Participant’s respective Annual Deferral Account for that Plan Year divided by the number of installments remaining to be paid.
          (b) Subsequent Election. Subject to any restrictions that may be imposed by the Committee, a Participant may amend his or her Distribution Election with respect to his or her Pre-2010 Deferral Account or any Annual Deferral Account once by completing and submitting to the Committee within such time frame as the Committee may designate, an Amended Distribution Election Form; provided, however, that such Amended Distribution Election Form election (i) is not made less than 12 months prior to the date of the first scheduled payment (in the case of a Distribution Election for payment on a specified date or pursuant to a fixed schedule), (ii) does not take effect until 12 months after the date on which such election is made, and (iii) specifies that the payment with respect to which such election is made be deferred for a period of not less than five years from the date such payment would otherwise have been made (in the case of a Distribution Election related to payment other than in the event of death, Disability or Unforeseeable Emergency). For purposes of this Section 6.01(b), an election to receive the distribution of a Pre-2010 Deferral Account or an Annual Deferral Account in a series of installment payments commencing on the payment date shall be treated as an election to receive the payment as a single lump-sum payment on the initial payment date.
     6.02 Payment on Specified Date. If a Participant made a Distribution Election with respect to his or her Pre-2010 Deferral Account or any Annual Deferral Account to have such Account paid on a specified date, then the Account Balance of the Participant’s Account will be paid out in either a lump sum, or two to ten substantially equivalent annual installments, as specified by the Participant in his or her Distribution Election, commencing, in accordance with administrative guidelines determined by the Committee, on such specified date, or as soon thereafter as administratively practicable, but in no event later than 90 days. If such a Participant dies or there is a Change in Control of Paychex prior to the payment of all or a portion of his or her Account Balance, any remaining portion of the Account Balance shall be paid in accordance with Section 6.04 or Section 6.05, as applicable.
     6.03 Payment upon Separation from Service. Subject to Section 6.06, if a Participant made a Distribution Election with respect to his or her Pre-2010 Deferral Account or any Annual Deferral Account to have such Account paid upon the Participant’s Separation from Service, then the Account Balance of the Participant’s Account will be paid out in either a lump sum, or two to ten substantially equivalent annual installments, as specified by the Participant in his or her Distribution Election, commencing, in accordance with administrative guidelines determined by the Committee, upon the Participant’s Separation from Service, or as soon thereafter as administratively practicable, but in no event later than 90 days. If such a Participant dies or there is a Change in Control of Paychex prior to the payment of all or a portion of his or her Account

Balance, any remaining portion of the Account Balance shall be paid in accordance with Section 6.04 or Section 6.05, as applicable.
     6.04 Payment upon Death of Participant. Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, if a Participant dies before he or she has received a complete distribution of his or her Account Balance, the Participant’s Account Balance shall be payable in accordance with the terms of Section 7.01 in a lump sum within 90 days of the date on which the Committee is notified in writing of the Participant’s death, or as soon as administratively practicable thereafter, but no later than the December 31st of the year of death, or if later, the 15th day of the third month following the date of death.
     6.05 Payment upon Change in Control of Paychex. Notwithstanding anything to the contrary in a Participant’s Distribution Election or otherwise, but subject to Section 6.06, in the event of a Change in Control of Paychex, if such Change of Control constitutes a change in the ownership or effective control of Paychex, or a change in the ownership of a substantial portion of the assets of Paychex, each with the meaning given such terms by Section 409A, then: (a) the Plan shall be terminated upon the occurrence of the Change in Control, to the extent permissible under and in compliance with the requirements of Section 409A; and (b) the Account Balance of each Participant’s Account will be paid out in a lump sum upon the occurrence of the Change in Control, or as soon thereafter as administratively practicable, but in no event later than 90 days.
     6.06 Six-Month Delay for Specified Employees. Notwithstanding the terms of Section 6.03 and Section 6.05, if a Participant experiences a Separation from Service and the Participant is a Specified Employee at the time of Separation from Service, and the payment of the Participant’s Account is required to be delayed by six months pursuant to Section 409A, then the payment of the Participant’s Account Balance shall be made or commence no earlier than the six-month anniversary of the Participant’s Separation from Service.
     6.07 Withdrawal in the Event of an Unforeseeable Emergency. In the event that a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout of the Account Balance of the Participant’s Account. The Committee shall determine, in its sole discretion, whether the requested payout shall be made, and the amount of the payout; provided, however, that the payout shall not exceed the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making its determination under this Section 6.07, the Committee shall be guided by the requirements of Section 409A, and the Committee shall take into account the extent to which a Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Participant of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If, subject to the sole discretion of the Committee, the petition for a payout is approved, the payout shall be made within 30 days of the date of approval, or as soon thereafter as administratively practicable, but in no event later than 90 days.
     6.08 Form of Payment. Distributions under the Plan shall be paid in cash.

Article 7
Beneficiaries; Participant Data
     7.01 Designation of Beneficiaries.
          (a) Each Participant may designate from time to time any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant under the Plan once filed with the Committee, shall be made on a form provided by the Committee for such purpose, and will be effective only when filed in writing with the Committee during the Participant’s lifetime.
          (b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Committee shall direct distribution of any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may direct the distribution of such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as it deems to be appropriate.
     7.02 Information to Be Furnished By Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Company’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Committee shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Committee sends notice in this fashion to any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within three years thereafter, then, except as otherwise required by law, the Committee may, in complete satisfaction of any claim by or through such Participant or Beneficiary, direct distribution as if the Participant or Beneficiary had died or, if the Committee cannot locate the person or persons who is the proper payee in the event of the Participant’s or Beneficiary’s death, may direct that the amount payable shall be deemed to be a forfeiture.
Article 8
Amendment or Termination
     8.01 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the actions of the Committee; provided, however, that (a) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the

Participant had experienced a Separation from Service as of the effective date of the amendment or modification, and (b) no amendment or modification may be made if such amendment or modification would cause the Plan to fail to comply with, or cause a Participant to be subject to tax under, the provisions of Section 409A.
     8.02 Termination. Although the Company may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, subject to the requirements of Section 409A, the Board reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan. In addition, subject to the requirements of Section 409A, the Board may at any time terminate an Affiliate’s participation in the Plan.
Article 9
Administration
     9.01 Committee Duties. This Plan shall be administered by the Committee. Members of the Committee may be Participants under the Plan. The Committee shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (b) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
     9.02 Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.
Article 10
Claims Procedures
     10.01 Establishment of Claims Procedures. The Committee shall establish procedures for reviewing claims for benefits under the Plan. Such procedures shall be administered so as to comply with regulations issued by the Department of Labor to the extent that such regulations are applicable to the particular claim at issue. Any Participant, Beneficiary or the estate of a deceased Participant (a “Claimant”) shall have the right to be represented by another person in connection with his or her benefit claim, provided that the Committee is provided with satisfactory evidence that the representative has been authorized to act on behalf of the Claimant. The Committee and its authorized designees have the authority and discretion to administer and interpret the Plan and to decide claims for benefits, and their decisions are binding on all parties to the maximum extent permitted by law.

     10.02 Presentation of Claim. A Claimant shall present the claim, in writing, to the Committee, and the Committee shall respond in writing. If the claim is denied, the written notice of denial shall, in a manner calculated to be understood by the Claimant: (i) state the specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based; (ii) describe any additional material or information necessary for the Claimant to perfect his or her claim and explain why such material or information is necessary; (iii) explain the Plan’s claims review procedure; and (iv) state that the Claimant has a right to file suit under Section 502(a) of ERISA if the claim is denied on appeal.
     10.03 Notification of Decision. The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within 90 days after the Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial 90-day period and in no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim.
     10.04 Review of a Denied Claim. Any Claimant whose claim is denied and who wishes to appeal must, within 60 days after the Claimant’s receipt of notice of the denial, request a review of the denial by notice given, in writing, to the Committee. Upon such a request for review, the claim shall be given a full and fair review by the Committee, which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine and receive copies (free of charge) of pertinent documents upon request, and may submit issues and comments in writing. The Committee shall consider all information and arguments presented, regardless of whether they were included in the initial claim.
     10.05 Decision on Review. The decision on review normally shall be made and communicated to the Claimant in writing within 60 days of the Committee’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Committee, and the time limit for the decision on review shall be extended to up to 120 days. The written decision on review shall, in a manner calculated to be understood by the Claimant: (i) state the reasons for the decision; (ii) cite pertinent Plan provisions; (iii) inform the Claimant that he or she is entitled, upon request and free of charge, reasonably to review and receive copies of relevant documents, and (iv) inform the Claimant of his or her right to bring suit under Section 502(a) of ERISA now that his or her claim has been denied on appeal.
Article 11
Miscellaneous
     11.01 Status of Plan. The Plan is intended to be (a) a plan that is not qualified within the meaning of Section 401(a) of the Code and (b) a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2),

301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
     11.02 Section 409A. It is intended that the Plan (including all amendments thereto) comply with provisions of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
     11.03 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
     11.04 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
     11.05 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company as an employee or to interfere with the right of the Company to discipline or discharge the Participant at any time.
     11.06 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
     11.07 Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     11.08 Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.
     11.09 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Paychex Corporate Human Resources
Attention: Retirement Benefits Manager
911 Panorama Trail
Rochester, NY 14625
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
     11.10 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns.
     11.11 Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
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